Exhibit 99.1

Trovagene Submits Protocol to FDA for Phase 2 Clinical Trial of PCM-075 in Combination with Zytiga® for Metastatic Castration-Resistant Prostate Cancer

PCM-075, Trovagene’s Polo-like Kinase 1 (PLK1) inhibitor enhances activity of abiraterone in mCRPC tumor cells and may represent a novel combination treatment option in mCRPC

SAN DIEGO, CA – December 14, 2017 — Trovagene, Inc. (NASDAQ: TROV), a precision medicine biotechnology company, engaged in the development of targeted cancer therapies, today announced the filing of its protocol for a Phase 2 clinical trial of PCM-075 in combination with abiraterone acetate (Zytiga®—Johnson & Johnson), for metastatic Castration-Resistant Prostate Cancer (mCRPC) has been submitted to the U.S. Food and Drug Administration (FDA) for review.

In this multi-center, open-label, Phase 2 trial, PCM-075 in combination with the standard dose of abiraterone and prednisone, all administered orally, will be evaluated for safety and efficacy. The primary efficacy endpoint is the proportion of patients achieving disease control after 12 weeks of study treatment, as defined by lack of Prostate Specific Antigen (PSA) progression in patients who are showing signs of early progressive disease (rise in PSA but minimally symptomatic or asymptomatic) while currently receiving androgen deprivation therapy (ADT) plus abiraterone and prednisone.

As submitted, the Phase 2 clinical trial will enroll 25 patients with metastatic Castration-Resistant Prostate Cancer showing signs of disease progression demonstrated by two rising PSA values separated by at least one week, while on abiraterone/prednisone therapy. The follow-up of patients will occur approximately every six weeks until disease progression in patients with stable disease or better at the end of treatment assessments.

The Phase 2 trial also includes the following secondary observation endpoints:

•	The effects of PCM-075 in combination with abiraterone and prednisone on time to PSA progression in subjects with mCRPC;

•	The effects of PCM-075 in combination with abiraterone and prednisone on time to radiographic progression, based on the Prostate Cancer Working Group 3 (PCWG3) guidelines; and

•	The effects of PCM-075 in combination with abiraterone and prednisone on radiographic response (per Response Evaluation Criteria in Solid Tumors [RECIST] 1.1 criteria) in subjects with mCRPC and measurable disease.

“We are encouraged by our preclinical data demonstrating that the combination of PCM-075 and Zytiga® appears to enhance the PCM-075 mechanism of action of arresting cells during mitosis with subsequent tumor cell death, ” said Bill Welch, Chief Executive Officer of Trovagene. “Filing our Phase 2 clinical trial protocol with the FDA is an important milestone towards addressing the medical need to extend the benefit of response to Zytiga® in patients with mCRPC. We are looking forward to a decision from FDA permitting our study to proceed and initiating our mCRPC clinical trial with leading investigators in prostate cancer in 2018.”

Trovagene Inc. | 11055 Flintkote Avenue | San Diego | CA 92121 | Tel.: USA [+1] 888-391-7992

About PCM-075

PCM-075 is a highly-selective adenosine triphosphate (ATP) competitive inhibitor of the serine/threonine polo-like-kinase 1 (PLK 1) enzyme, which is over-expressed in multiple hematologic and solid tumor cancers. Studies have shown that inhibition of polo-like-kinases can lead to tumor cell death, including a Phase 2 study in Acute Myeloid Leukemia (AML) where response rates up to 31% were observed when used in conjunction with a standard therapy for AML (low-dose cytarabine-LDAC) versus treatment with LDAC alone with a 13.3% response rate. A Phase 1 open-label, dose escalation safety study of PCM-075 has been completed in patients with advanced metastatic solid tumor cancers, and published in Investigational New Drugs. Trovagene is initiating a Phase 1b/2 clinical trial with PCM-075 in AML that was accepted by the National Library of Medicine (NLM) and is now publicly viewable on www.clinicaltrials.gov. The NCT number assigned by clinicaltrials.gov for this study is NCT03303339. PCM-075 has been granted Orphan Drug Designation by the FDA for the treatment of patients with AML.

PCM-075 only targets PLK1 isoform (not PLK2 or PLK3), is oral, has a 24-hour drug half-life with reversible on-target hematologic toxicities. Trovagene believes that targeting only PLK1 with reversible on-target activity and an improved dose/scheduling protocol can significantly improve on the long-term outcome observed in previous studies with a PLK inhibitor in AML.

PCM-075 has demonstrated synergy in preclinical studies with over 10 chemotherapeutic and target agents used in hematologic and solid tumor cancers, including FLT3 and HDAC inhibitors, taxanes, and cytotoxins. Trovagene believes the combination of its targeted PLK-1 inhibitor, PCM-075, with other compounds has the potential for improved clinical efficacy in Acute Myeloid Leukemia (AML), Castration-Resistant Prostate Cancer (CRPC), Non-Hodgkin Lymphoma (NHL), Triple Negative Breast Cancer (TNBC) and Adrenocortical Carcinoma (ACC).

About Castration-Resistant Prostate Cancer (CRPC)

Castration-Resistant Prostate Cancer (CRPC) is defined by disease progression despite androgen-deprivation therapy (ADT) and may present as one or any combination of a continuous rise in serum levels of prostate-specific antigen (PSA), progression of pre-existing disease, or appearance of new metastases. Prognosis is associated with several factors, including performance status, presence of bone pain, extent of disease on bone scan, and serum levels of alkaline phosphatase. Bone metastases occur in 90% of men with CPRC and can produce significant morbidity, including pain, pathologic fractures, spinal cord compression, and bone marrow failure. Paraneoplastic effects are also common, including anemia, weight loss, fatigue, hypercoagulability, and increased susceptibility to infection. Institution of treatment and the choice of systemic or local therapy depend on a number of factors.

About Trovagene, Inc.

Trovagene is a precision medicine biotechnology company developing oncology therapeutics for improved cancer care by leveraging its proprietary Precision Cancer Monitoring® (PCM) technology in tumor genomics. Trovagene has broad intellectual property and proprietary technology to measure circulating tumor DNA (ctDNA) in urine and blood to identify and quantify potentially clinically-actionable markers for predicting response to cancer therapies. Trovagene offers its PCM technology at its CLIA/CAP – accredited laboratory and plans to continue to vertically integrate its PCM technology with precision cancer therapeutics. For more information, please visit https://www.trovagene.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful, or that Trovagene’s strategy to design its liquid biopsy tests to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes. Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2016, and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:

Vicki Kelemen

VP, Corporate Communications

858-952-7652

vkelemen@trovagene.com